Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

6.4	Titles and Subtitles	26
6.5	Notices	26
6.6	Amendments and Waivers	27
6.7	Severability	27
6.8	Aggregation of Stock	28
6.9	GCP Group Aggregation of Stock	28
6.10	Additional Investors	28
6.11	Entire Agreement	28
6.12	Dispute Resolution	29
6.13	Delays or Omissions	29
6.14	Acknowledgment	29

Schedule A	-	Schedule of Investors
Schedule B	-	Schedule of Key Holders
Schedule C	-	GCP Group

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 11 day of July, 2023, by and among Lendbuzz Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder”, and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company and certain of the Investors (the “Existing Investors”) are parties to that certain Amended and Restated Investors’ Rights Agreement entered into as of July 25, 2022 (the “Prior Agreement”), which governs the rights of the Investors to cause the Company to register shares of Common Stock (as defined herein below) issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company and certain other matters as set forth in this Prior Agreement;

WHEREAS, the Company and certain Investors are parties to that certain Series D-1 Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), providing for the sale by the Company and the purchase by such Investors of shares of the Company’s Series D-1 Preferred Stock;

WHEREAS, in connection with the sale and purchase of the Series D-1 Preferred Stock pursuant to the Purchase Agreement, the Existing Investors hereto desire to amend and restate the Prior Agreement in its entirety to provide the parties with the rights and privileges set forth herein; and

WHEREAS, pursuant to Section 6.6 of the Prior Agreement, the Prior Agreement may be amended and the observance of any term thereof may be waived, only with the written consent of the Company and the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class (the “Requisite Parties Majority”), which requirement is satisfied by the execution of this Agreement by the parties hereto, constituting the Requisite Parties Majority.

NOW, THEREFORE, the Existing Investors each hereby agree to amend and restate the Prior Agreement in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

“Affiliate” means, (A) with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company, investment advisor or advisory company with, such Person, (B) with respect to 83North (as defined below) and Viola Credit Alternative Lending II (LB) SPV, Limited Partnership (each, a “VC Fund”), shall also include each of the following: (i) any of VC Fund’s partners, limited partners, retired partners, members or retired members; (ii) stockholders, partners or members (or retired stockholders, partners or members) of the general partner of VC Fund; (iii) any other entity in which the members, partners and/or managers of VC Fund, whether direct or indirect (i.e. through an unbroken chain of entities), are also members, partners and/or managers, whether direct or indirect, of such entity’s general partner or managing entity; and (iv) any other entity which is controlled (directly or indirectly) by one or more general partners or managing members of, or shares the same management company (C) with respect to OG (as defined below) shall also include each of its shareholders and its affiliates; (D) with respect to Nir Arkin shall also include Arkin Communication Ltd; (E) with respect to Gatewood Capital Investors LLC and/or its affiliates, any other Investor who is a member of the GCP Group and such member’s respective affiliates; and (F) with respect to the Wellington Investors, in addition to (A), each Wellington Investor shall be deemed to be an “Affiliate” of each other Wellington Investor, and (ii) an entity that is an “Affiliate” of a Wellington Investor shall not be deemed to be an “Affiliate” of any other Wellington Investor unless such entity is a Wellington Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Wellington Investor solely by virtue of being an “Affiliate” of such entity).

“Board of Directors” means the board of directors of the Company.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

“Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in originating consumer retail automobile loans, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty five percent (25)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided, however that in no circumstance shall any Wellington Investor be deemed a Competitor.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants; except for the Amended and Restated Warrant to Purchase Stock of Viola Credit Alternative Lending SPV, Limited Partnership dated September 15, 2022.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3 ” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GCP Group” means the group of Investors listed in Schedule C, attached hereto and/or their respective Affiliates.

“HighSage Ventures LLC” means HighSage Ventures LLC, acting as the Manager of Highline Investments LLC and the Investment Manager of Kwidnet Investments LLC, respectively.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“Investors” means the Investors listed in Schedule A.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

“Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares of Common Stock held by the Key Holders.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) representing at least three percent (3%) of the Company’s issued and outstanding share capital on an as-converted basis, provided that (i) all shares of Registrable Securities held or acquired by OG, Highline Investments LLC and/or Kwidnet Investments LLC, shall be aggregated together for the purposes of calculating the holding percentage hereunder; (ii) all shares of Registrable Securities held or acquired by Viola Credit Alternative Lending II (LB) SPV, Limited Partnership and Viola Credit Alternative Lending SPV, Limited Partnership shall be aggregated together for the purposes of calculating the holding percentage hereunder; (iii) subject to the foregoing, each of the Investors constituting the GCP Group (and/or other than for the purpose of Section 3 (“ Information Rights”) below, any of their respective Affiliates) shall be deemed Major Investor if GCP Group, in the aggregate, qualifies as a Major Investor, and (iv) the Wellington Investors shall be considered a Major Investor for so long as it holds at least 50% of the Series C-2 Preferred Stock (or shares of Common Stock issued upon the conversion thereof) held by the Wellington Investors immediately after the closing of the Series C-2 Preferred Stock Purchase Agreement, dated May 13, 2021.

“MUFG ” means MUFG Innovation Partners No. 1 Investment Partnership and MUFG Innovation Partners No. 2 Investment Partnership.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“OG” means OG Tech Ventures International Ltd.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred A Stock” means the Company’s Preferred A Stock, par value $0.001 per share.

“Preferred A-1 Stock” means the Company’s Preferred A-1 Stock, par value $0.001 per share.

“Preferred A-2 Stock” means the Company’s Preferred A-2 Stock, par value $0.001 per share.

“Preferred A-3 Stock” means the Company’s Preferred A-3 Stock, par value $0.001 per share.

“Preferred B Stock” means the Company’s Preferred B Stock, par value $0.001 per share.

“Preferred B-1 Stock” means the Company’s Preferred B-1 Stock, par value $0.001 per share.

“Preferred C Stock” means the Company’s Preferred C Stock, par value $0.001 per share.

“Preferred C-2 Stock” means the Company’s Preferred C-2 Stock, par value $0.001 per share.

“Preferred C-2A Stock” means the Company’s Preferred C-2A Stock, par value $0.001 per share.

“Preferred D Stock” means the Company’s Preferred D Stock, par value $0.001 per share.

“Preferred D-A Stock” means the Company’s Preferred D-A Stock, par value $0.001 per share.

“Preferred Majority ” means holders of at least a majority of the shares of Common Stock then issued or issuable, in each case, upon conversion of Preferred Stock, voting together as a single class on an as-converted basis.

“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-2A Preferred Stock, Series D-A Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock.

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) any Common Stock of the Company that holders of Preferred Stock may purchase pursuant to their pre- emptive rights, rights of first refusal or otherwise or any Common Stock of the Company that holders of Preferred Stock may purchase pursuant to a transfer from the Key Holders or otherwise; and (iv) the Common Stock issuable or issued upon conversion or exercise by the Investors of any warrant, right, or other instrument.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

“Series A Preferred Stock” means all of the Preferred A Stock, the Preferred A-1 Stock, the Preferred A-2 Stock, and the Preferred A-3 Stock, par value $0.001 per share.

“Series B Preferred Stock” means all of the Preferred B Stock and the Preferred B-1 Stock par value $0.001 per share.

“Series C Preferred Stock” means all of the Preferred C Stock par value $0.001 per share.

“Series C-2 Preferred Stock” means all of the Preferred C-2 Stock par value $0.001 per share.

“Series C-2A Preferred Stock” means Preferred C-2A Stock par value $0.001 per share.

“Series D Preferred Stock” means Preferred D Stock par value $0.001 per share.

“Series D-1 Preferred Stock” means Preferred D-1 Stock par value $0.001 per share.

“Series D-A Preferred Stock” means Preferred D-A Stock par value $0.001 per share.

“Wellington Investors” means Investors, or permitted transferees of Registrable Securities held by Investors, that are advisory or subadvisory clients of Wellington Management Company LLP, including, without limitation Ithan Creek Master Investors (Cayman) L.P..

“83North” means 83North IV Limited Partnership, and 83North FXV IV Limited Partnership.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would equal or exceed $10 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective, or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d);

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable

Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included, or (ii) to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 Market Stand-off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or any shares purchased in the IPO (or any private investment in public equity in connection with any SPAC Transaction (as defined in the Certificate of Incorporation), and shall be applicable to the Holders only if such officers, directors and stockholders individually, and together with their Affiliates, in each case, owning more than one percent (1.0%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the substantially the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Section 2.12.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the

Company of such Holder’s intention to effect such sale, pledge, or transfer; provided, that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;

(b) such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the fifth anniversary of the IPO.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by an accounting firm associated with one of the “big four” US accounting firms (“CPA”);

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited (but, if requested by the Preferred Majority, reviewed by the CPA) statements of income and cash flows for such fiscal quarter, and an unaudited (but, if requested by the Preferred Majority, reviewed by the CPA) balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within fourteen (14) days of the end of each month, monthly management reports and business summary of the Company’s status;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Board of Directors reasonably determines in good faith upon advice of outside counsel to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, as determined by the Board of Directors in good faith upon advice of outside counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date forty five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor.

Notwithstanding the above, the Company shall not be obligated to provide information or access to any information pursuant to Subsections 3.1 and 3.2 above if the Board of Directors reasonably and in good faith upon advice of outside counsel determines that (i) such information is a Company trade secret (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; or (iii) the disclosure of such information would be reasonably expected to create a conflict of interests or potential conflict of interests between the Company and such Major Investor or any Affiliate (as defined below) thereof.

3.3 Cumulative Rights. Any of the rights and the covenants set forth in Subsections 3.1 and 3.2 is in addition to any other such or similar right or covenant granted to the Investors under this Agreement, the Purchase Agreement, and/or any other agreement, to which the Investors and the Company are parties.

3.4 Termination of Information Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company or make decisions with respect to its investment in the Company, or as part of such Investor’s normal reporting or review procedure, or in connection with such Investor’s or its Affiliate’s normal fundraising, marketing informational or reporting activities) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals (collectively, “Representatives”) to the extent necessary to obtain their services in connection with monitoring its investment in the Company or make decisions with respect to its investment in the Company, or as part of such Investor’s normal reporting or review procedure, or in connection with such Investor’s or its Affiliate’s normal fundraising, marketing informational or reporting activities; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser is informed of the provisions of this Subsection 3.5 and such Investor directs such prospective purchaser to maintain the confidentiality of such information; (iii) to any existing or prospective Affiliate, partner, partner of partner, prospective partner of the partnership or any subsequent partnership under common investment management, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, (A) the Company acknowledges that each Investor and its Representatives currently may be invested in, may invest in or may consider investments in public and private companies some of which may compete either directly or indirectly with the Company, and that the execution of this Agreement, the terms hereof and the access to confidential information hereunder shall in no way be construed to prohibit or restrict an Investor or its Representatives from maintaining, making or considering such investments or from otherwise operating in the ordinary course of business and (B) in the case of any Investor that is (i) a registered investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) is advised by a registered investment adviser or Affiliates thereof, such Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies and respond to routine examinations, demands, requests or reporting requirements of a regulator without prior notice to or consent from the Company. Further, the Company understands and acknowledges that the confidential information may be used by an Investor and its Representatives in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions, but specifically excluding disclosing or otherwise providing confidential information (or any derivatives, extracts or summaries thereof) to anyone other than such Investor and its Representatives in violation of this Agreement.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, until an IPO, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the

Major Investor holding the fewest number of Preferred Stock and any other Derivative Securities. Notwithstanding the foregoing, a Major Investor shall not be entitled to apportion the right of first offer hereby granted without a prior written consent of the Company, if, as a result of such apportioning, the Company shall be obliged to register, unless otherwise exempt, as a reporting issuer under Section 12(g) of the Exchange Act by virtue of the equity class of the New Securities being held of record by either (i) 2,000 persons, or (ii) 500 persons who are not accredited investors, and on the last day of the Company’s fiscal year its total assets shall exceed $10 million.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(b) By notification to the Company within fourteen (14) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(b).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series D-1 Preferred Stock to the Additional Purchasers pursuant to Section 1.1(c) of the Purchase Agreement.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities and the identities of the Persons to whom the New Securities were sold. Each Major Investor shall have fourteen (14) days from the date notice is given to elect to purchase up to the number of New Securities that such Major Investor would otherwise have the right to purchase pursuant to this Subsection 4.1 had the Company complied with the provisions of this Subsection 4.1 in connection with the issuance of such New Securities under the terms and conditions set forth in the Company’s notice pursuant to this Subsection 4.1(e). The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

4.2 No-Sale. Until the earlier to occur of: (i) an IPO or (ii) a Deemed Liquidation Event, each Key Holder shall be subject to an absolute prohibition on transfers, pledges and other dispositions of any of his shares in the Company as of December 2018 (the “Founding Shares”) other than (i) to a Permitted Transferee, which shall be subject to the same limitation with respect to such Founding Shares upon such transfer, (ii) transfers, pledges and other dispositions of up to 10% of the Founding Shares, for each twelve (12) months period commencing as of December 2018, and for greater certainty not more than 25% in the aggregate, or (iii) if so approved by the Preferred Majority (but not including MUFG) (each a “Sale Allowance”). Any Founding Shares not transferred during any such permitted twelve (12) month period shall be accrued or otherwise rolledover from one time period to the next.

“Permitted Transferee” shall mean:

(a) With respect to an individual: (i) a parent, spouse, brother, sister, or child of the transferor (each, a “Family Member”); (ii) a company or entity wholly owned by such individual or by such individual and a Family Member; (iii) such individual’s beneficiary (in the event the individual holds the shares as a trustee), or such individual’s trustee (including the trustee of a voting trust) and the beneficiary of such a trustee; and provided, in each case specified in this clause (a) above, that both the transferor and the transferee shall undertake in writing towards the Company and its stockholders to be bound, jointly and severally, by the undertakings and obligations of the transferor hereunder and under all agreements among the transferor and the Company and/or the Investors in connection with their holdings in the Company and binding upon the transferor immediately prior to such transfer;

(b) With respect to an incorporated entity (whether a company or partnership) which is not a company to which shares have been transferred as a Permitted Transferee under subsection (a) above: (i) in the case of a transferor who is a limited partnership – its limited and general partners, the limited or general partners of such limited or general partners, any Affiliate of any of the above (including their limited or general partners), or any shareholder, partner or member of such Affiliate, provided, however, that in no event shall the total number of transferees under this item (i) shall exceed twenty (20); and provided further that Company may reject such transfer if such proposed transfer will cause the Company to violate any applicable law (including any applicable securities law), to lose any exemption under applicable securities law to which it is entitled prior to such proposed transfer or to become subject to any reporting requirements under applicable securities laws which were not applicable to the Company prior to such transfer; (ii) any other entity in which the general partner of such entity serves as general partner; or any other entity in which the members, partners and/or managers of such general partner, whether directly or indirectly (i.e., through an unbroken chain of entities), are also members, partners and/or managers, whether directly or indirectly, of such entity’s general partner or managing entity; (iii) any legal entity which controls, is controlled by, or is under common control with the transferor or with any of the entities listed in (i) above; (iv) any of its Affiliates; or (v) any successor of such entity by merger or consolidation, or any person to which, at the same time, substantially all the business and assets of such entity are being sold.

4.3 Termination. The covenants set forth in this Section 4 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount of US$5,000,000 or such other amounts determined by the Board of Directors, and will cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The Company will also maintain a liability insurance including cyber liability, product liability and fire and casualty, in a form and amount satisfactory to the Preferred Majority.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form attached hereto as Exhibit A. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consents of the Board of Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Successors and Assignees. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.5 FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.6 Matters Requiring Special Vote.

(a) The Company hereby covenants and agrees that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of all of the Preferred Directors (as defined in the Company’s Certificate of Incorporation) appoint or dismiss the Company’s CEO.

(b) The Company hereby covenants and agrees that it shall not, without approval the Board of Directors, which approval must include the affirmative vote of at least 66% of the Preferred Directors issue any securities by a subsidiary of the Company to any person or entity, other than to the Company itself or to any other subsidiary thereof.

5.7 Right to Conduct Activities. The Company hereby agrees and acknowledges that each Wellington Investor (together with its Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each Wellington Investor (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by any Wellington Investor (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of any Wellington Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.8 Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.4, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least three percent (3%) of the shares of Registrable Securities then outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) (for the purpose of this section 6.1(iii), GCP Group and transferees of any shares held by the Investors constituting the GCP Group shall be aggregated together for the purpose of determining the above 3% threshold); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without giving effect to its conflict of laws principles.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 6.5. Notwithstanding the foregoing, any notice to a Wellington Investor may only be sent to the address set forth on Schedule A, or to such other email address, facsimile number, or address as subsequently modified by written notice given by such Wellington Investor in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Amir Raz, Adv. Goldfarb Gross Seligman & Co., One Azrieli Center, Round Building, Tel Aviv 6701101, Israel, email: amir.raz@gkh-law.com.

(b) Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth opposite such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement may be amended or terminated (except as otherwise set forth herein) and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Preferred Majority; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); provided, however, that if a Major Investor, directly or indirectly, including by amending or waiving the definition of “New Securities” or “Exempted Securities” set forth in the Certificate of Incorporation or Section 4.1(d) of this Agreement, consents to a waiver of the right of first offer in Section 4.1 in connection with a financing transaction and thereafter purchases any New Securities in such financing transaction, then each other Major Investor shall also be permitted to purchase New Securities in such financing transaction (based on the level of participation of the Major Investor purchasing the largest portion of such Major Investor’s pro rata share, provided that such participation shall not exceed the pro rata portion of such Major Investor), in accordance with the other provisions (including notice and election periods) set forth in Section 4.1 (it being understood that this proviso may not be amended, modified or waived without the prior written consent of each Major Investor). Notwithstanding the forgoing, the definition of “Competitor” (as it pertains to the Wellington Investors), clause (iv) of the definition of “Major Investor”, the definition of “Wellington Investors”, Section 5.7 (as it pertains to the Wellington Investors) and this sentence may only be amended, modified, terminated or waived with the prior written consent of Wellington. Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders who are then providing services to the Company as officers, employees or consultants. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock.

(a) All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

(b) All shares of Registrable Securities held or acquired by the Investors constituting the GCP Group (or any transferees of shares held by such Investors as of the date hereof) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the appropriate State or Federal Court in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the appropriate State or Federal Court in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY

DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.14 Limitations on Enforcement of this Agreement by MUFG. Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that MUFG shall have no right to enforce the following sections of this Agreement against any Investor or Key Holder: Section 2.12 (Restrictions on Transfer) and Section 4.2 (No-Sale).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LENDBUZZ INC.

By:	/s/ Amitay Kalmar
Name: Amitay Kalmar
Title: CEO

KEY HOLDERS:

Signature:	/s/ Amitay Kalmar
Name: Amitay Kalmar

Signature:	/s/ Dan Raviv
Name: Dan Raviv

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: Delaware Life Insurance Company

By:	/s/ James F. Alban
Name: James F. Alban
Title: Authorized Signer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

83NORTH IV LIMITED PARTNERSHIP
By: 83 North IV G.P. L.P, its general partner
By: 83 North Manager IV, Ltd., its ultimate general partner
By: 83 North 2017 Ltd.

By:	/s/ Laurel Bowden	/s/ Simona Cohen
Name:	Laurel Bowden	Simona Cohen
Title:	Partner	CFO

83NORTH FXV IV LIMITED PARTNERSHIP
By: 83North FXV III G.P. L.P, its general partner
By: 83North FXV Manager, Ltd., its ultimate general partner

By:	/s/ Laurel Bowden	/s/ Simona Cohen
Name:	Laurel Bowden	Simona Cohen
Title:	Partner	CFO

83NORTH VII LIMITED PARTNERSHIP
By: 83North FXV III GP. L.P, its general partner
By: 83North FXV Manager, Ltd., its ultimate general partner

By:	/s/ Laurel Bowden	/s/ Simona Cohen
Name:	Laurel Bowden	Simona Cohen
Title:	Partner	CFO

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

OG TECH VENTURES INTERNATIONAL LTD.

By:	/s/ Andreas Georgiou
Name:	ANDREAS GEORGIOU
Title:	DIRECTOR

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LARDAN CONSULTANTS (2001) LTD.

By:	/s/ Eyal Hayardeny
Name:	Eyal Hayardeny
Title:	Owner

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LENDBUZZ GCP HOLDINGS LLC (Signing by means of power of attorney by and on behalf of the Gatewood Group stockholders listed below)

By:	/s/ Oren Monhite Yahav
Name:	Oren Monhite Yahav
Title:	Managing Member-Gatewood MM LLC

Gatewood Group Stockholders:

Gatewood Capital Investors LLC

Asterias Resources Ltd.

Elmo Capital US LLC

Adi Livnat

Waverly Abby Gate Partners

Itshak Shaked Assets Ltd.

Shmuel Gal Dymant

Mol Ventures Ltd.

HWK21 LLC

Doron Livnat

Aguri Holdings & Investments Ltd.

Yair Seroussi

Ofer Dar

Amir Aviv

Lardan Consultants (2001) Ltd.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ARKIN COMMUNICATIONS LTD.

By:	/s/ NirArkin
Name:	NirArkin,
Title:	CEO
/s/ Nir Arkin
NIR ARKIN

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: KRELL PORTFOLIO ENTERPRISE L.P

By:	/s/ David Krell
Name:	David Krell
Title:	General Partner

/s/ David Krell
DAVID KRELL

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VIOLA CREDIT ALTERNATIVE LENDING II (LB) SPV, LIMITED PARTNERSHIP

By:	/s/ Ruthi Furman /s/ Ido Vigdor
Name:	Ruthi Furman Ido Vigdor
Title:	Founder & General Partner General Partner

VIOLA CREDIT ALF II, L.P. (Formerly Viola Credit VI, L.P.)

By:	/s/ Ruthi Furman /s/ Ido Vigdor
Name:	Ruthi Furman Ido Vigdor
Title:	Founder & General Partner General Partner

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.

By: Wellington Management Company LLP, as investment adviser

By:	/s/ Peter N. McIsaac
Name:	PNMcIsaac@wellington.com
Title:	Managing Director & Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Nachshon Akiva
Nachshon Akiva

(By power of attorney to the Company’s CEO)

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Investor’s Name	Address	Phone Number	Email
For GCP Group, see Schedule C below.

Nir Arkin

Arkin Communications Ltd.

Krell Portfolio Enterprise L.P.

David Krell

Nachshon Akiva

Cabili Holdings Ltd.

Sky Investments Ltd.

Shani Investments Ltd.

Amir Raz

The Douglas M Weiss Living Trust

Czar Ventures, LLC

Oz Halabi

Simon Blank

Mivtach Shamir Technologies (2000) Ltd.

83North IV L.P.	[***]	[***]	E-mail: [***]
[***]

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

83 North FXV IV LP	[***] [***]	[***]	E-mail: [***]

83 North VII L.P.	[***] [***]	[***]	E-mail: [***]

Alon Bloch

OG Tech Ventures International Ltd.	[***] [***] [***]

Highline Investments LLC (by its Manager, HighSage Ventures LLC)

Kwidnet Investments LLC (by its Investment Manager, HighSage Ventures LLC)

Yahal Zilka

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Viola Credit Alternative Lending II (LB) SPV, Limited Partnership

Viola Credit VI, L.P.

Ithan Creek Master Investors (Cayman) L.P.

Yaniv Cohen	[***]

Menora Mivtachim Insurance Ltd.

Menora Mivtachim Pensions and Gemel Ltd.

Migdal Insurance Company Ltd.

Migdal Makefet Pension and Provident Funds Ltd.

MUFG Innovation Partners No. 1 Investment Partnership

MUFG Innovation Partners No. 2 Investment Partnership

Goldman Sachs Lending Partners LLC

Poalim Equity Ltd.

Delaware Life Insurance Company	[***] [***]	Email: [***] Email: [***]

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE B

Key Holders

Key Holder’s Name	Address	Phone Number	Email
Amitay Kalmar	[***]	[***]	[***]

Dan Raviv	[***]	[***]	[***]

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE C

GCP Group

Investor’s Name	Address
Asterias Resources Ltd.	Asterias Resources Ltd. [***]

Gatewood Capital Investors LLC	Gatewood Capital Investors LLC [***]
Lendbuzz GCP Holdings

Elmo Capital US LLC	Elmo Capital US LLC [***]

Waverly Abby Gate Partners	Waverly Abby Gate Partners [***]

Doron Livnat	Doron Livnat [***]

Adi Livnat	[***]

Itshak Shaked Assets Ltd.	Itshak Shaked Assets Ltd. [***]

HWK21 LLC	HWK21 LLC [***]

Aguri Holdings & Investments Ltd.	Aguri Holdings & Investments Ltd. [***]

Shmuel Gal Dymant	Shmuel Gal Dymant [***]

Yair Seroussi	Yair Seroussi [***]

Lardan Consultants (2001) Ltd.	Lardan Consultants (2001) Ltd. [***]

Ofer Dar	[***]

Mol Ventures Ltd.	[***]

Amir Aviv	[***]

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